EXHIBIT 10.2

Description of Director Compensation Arrangements

Beginning January 1, 2006, each director of the Crescent Banking Company (the “Company”), with the exception of J. Donald Boggus, Jr., will receive $1,000 per fiscal quarter in compensation for service as director, and each director of Crescent Bank & Trust Company (the “Bank”), with the exception of J. Donald Boggus, Jr., will receive $375 per fiscal quarter plus $1,500 for each meeting attended in compensation for service as a director. In addition, the Chairman of the Company’s Board of Directors will receive $5,000 and the Chairman of the Bank’s Board of Directors will receive $2,500 for their services at these positions. Members of the Audit Committee and Compensation Committee of the Company, which also serve as the Audit Committee and Compensation Committee of the Bank, will receive an additional fee of $450 and $300, respectively, for each committee meeting attended. Members of the Loan Committee, the Asset/Liability and Investment Committee, the Mortgage Banking Committee and the Executive Committee of the Bank will receive fees of $300 for each meeting attended.

The Company also awards stock options to its outside directors pursuant to the 2001 Non-Employee Director Stock Option Plan. In addition, directors receive compensation in the form of split-dollar life insurance for which the Company or the Bank pays the premiums. Directors may also participate in the Director Supplemental Retirement Plan, the benefits of which are funded from life insurance purchased and owned by the Company or the Bank. The compensation of directors may be changed from time to time by the Board of Directors upon recommendation of the Compensation Committee without shareholder approval.